VIJA VENTURES CORPORATION

4900 Mariposa Court Richmond BC CANADA V7C 2J9
604 277 8009

January 24, 2006

To:   Atomic Ventures Corp.
1455 Bellevue Avenue
West Vancouver,B.C.
Canada

Attention: Mr.K. Cabianca resident

Letter Agreement

Re: PRWC Mineral Property in The Provinceof British Columbia, Canada.

Dear Sir,

Following our recent discussions I am pleased to offer the following terms whereby Atomic Ventures Corp. ("ATOMIC") will have the exclusive option to earn a 100% interest to all mineral rights of the Vendor's PRWC Property ("Property" or "Mineral Claims"), a mineral claim located in the Prince George Region in the Province of British Columbia, Canada. The Property consists of the land holdings listed in Appendix 1.

1.
Andre Pauwels is the recorded owner and trustee for the benefit of VIJA VENTURES CORPORATION ("Vendor"), a private company incorporated in the Province of British Columbia and fully owned by Andre M. Pauwels, of a 100% interest in and to the Property and that there are no liens or encumbrances affecting the Property.

2.	ATOMIC will have the exclusive option to acquire a 100% interest in all minerals in the Property by:

1. By paying C$ 11,500 to the Vendor according to the following schedule :
i.    $1,500 upon signing of this agreement
ii.   $10,000 on or before February 1, 2009

3. During the duration of the option period, ATOMIC will:

i.	File all exploration work done on the Property as assessment with the British Columbia Government Authorities.
ii.	Report exploration activities to the Vendor in a timely fashion after exploration activity has occurred and in accordance with to the regulatory disclosure requirements of ATOMIC.
iii.
Indemnify and save harmless the Vendor from any and all liability arising from the conduct of mineral exploration by ATOMIC on the Mineral Claims including but not limited to any liability from environmental damages.

iv.
Should ATOMIC, in its sole discretion, determine that the Mineral Claims or any portion thereof, no longer warrants further exploration and development, then ATOMIC may abandon such interest or interests without affecting its obligations under this Agreement. If ATOMIC decides not to renew certain titles of claims on the Property, ATOMIC will then give notice to the Vendor of that decision, at least 90 days before their due date and the Vendor could then elect to maintain these titles in good standing and to pay on his own the costs of claims' renewal. In the event that the Vendor elects to retain such interest ATOMIC shall have no further interest of any kind in the claims abandoned by ATOMIC.

4.	During the option period ATOMIC will be the sole operator of any exploration on the Property and will have full access to the Property.

5.
Upon completion of the terms described under 2. above, ATOMIC will have earned a 100% interest in the Property, subject only to a 2% NSR Royalty in favor of the Vendor on all minerals produced from the Property and to a 2% portion, in favour of the Vendor, of all gross proceeds from the sale or disposition of carbon emission rights tied to the production of uranium from the Property.

6.
During the option period, ATOMIC shall not assign its interest in this agreement without the written consent of the Vendor, such consent to be not reasonably withheld. Consent will be needed to assure that the assignee shall agree in writing to be bound by the terms of this agreement applicable to the assignor. This written consent shall not apply to a transfer of interest to an affiliated corporation of ATOMIC.

7.	Termination of Option

a)	The Option shall terminate if ATOMIC fails to make the required cash payments in accordance with subsection 2. herein within the time periods specified therein.
b)
If the Option is terminated in accordance with subsection 8 a), ATOMIC shall have no interest in or to the Property, and all payments made by ATOMIC to or on behalf of the Vendor under the Option shall be non-refundable by the Vendor to ATOMIC for which ATOMIC shall have no recourse.

c)	Upon termination of this Agreement, ATOMIC shall turn over to the Vendor originals of all factual maps, reports, assays, results and any other factual data.

Please consider these terms and if agreeable return a signed copy of this letter to us. ATOMIC agrees that at the Vendor's request, it will enter into a more formal agreement.

Sincerely,

Vendor: VIJA VENTURES CORPORATION	Agreed this the 25 day of January 2006 ATOMIC Ventures Inc.
/s/ Andre M. Pauwels,	/s/ Kenneth Cabianca,
Andre M. Pauwels	Kenneth Cabianca
President	President

VIJA VENTURES
CORPORATION
G S T  8 7 2 8 3  9 5 1 9

January 25, 2006

To: Mr. K. Cabianca, President
Atomic Ventures Corp.

INVOICE

First cash payment as per Letter agreement between Vija Ventures Corporation and Atomic Ventures Corp re: PRWC Claim and dated january 24, 2006:

Total : $ 1,500.00

Remit by cheque payable to VIJA VENTURES CORPORATION to the address below

Sincerely,

By:	/s/ Andre M Pauwels
Andre M Pauwels
President

ANDRE M. PAULWELS P.GEO
CONSULTING GEOLOGIST

June 5, 2006

To: K. Cabianca, President
Atomic Ventures Inc.

INVOICE

Research, drafting and Preparation of a technical report “Evaluation Report- PRWC Mineral Claim,” dated May 30, 2006:

Total	$4,000.00
Advance Paid	$1,500.00
Total due:	$2,500.00

Remit by cheque payable to Andre M. Pauwels at the address below

Sincerely,

By:	/s/ Andre M. Pauwels
Andre M. Pauwels